Exhibit 99.7

Transactions during the Past 60 Days*

Trade Date	Amount of Shares Purchased	Weighted Average Price/Price Per Share ($)	Range of Price ($)
8/22/2011	3,000	2.934	2.80-3.06
8/23/2011	3,000	2.852	2.85-2.87
8/24/2011	6,900	2.8896	2.77-2.91
8/25/2011	14,211	3.0817	3.02-3.16
8/26/2011	17,876	3.2346	2.96-3.35
8/29/2011	9,800	3.4468	3.27-3.50
8/30/2011	6,887	3.6657	3.43-3.80
8/31/2011	6,100	3.729	3.60-3.80
9/1/2011	400	3.61	3.59-3.63
9/2/2011	2,500	3.372	3.33-3.45
9/6/2011	4,900	3.1321	3.06-3.19
9/7/2011	6,300	3.3429	3.21-3.40
9/8/2011	9,900	3.4077	3.22-3.56
9/9/2011	7,900	3.3652	3.24-3.44
9/12/2011	3,200	3.5028	3.43-3.55
9/13/2011	5,100	3.3776	3.31-3.43
9/14/2011	7,100	3.3241	3.31-3.37
9/15/2011	3,600	3.3617	3.29-3.41
9/16/2011	4,600	3.3933	3.35-3.45
9/19/2011	4,200	3.3871	3.26-3.50
9/20/2011	2,500	3.4129	3.40-3.42
9/21/2011	3,000	3.3847	3.36-3.40
9/22/2011	4,300	3.296	3.24-3.39
9/23/2011	7,300	3.0934	2.75-3.29
9/26/2011	6,000	2.7589	2.69-2.88
9/27/2011	5,700	2.7774	2.71-2.98
9/28/2011	6,800	2.734	2.69-2.83
9/29/2011	6,661	2.5639	2.52-2.67
9/30/2011	5,028	2.5623	2.51-2.65
10/3/2011	7,200	2.4942	2.44-2.55
10/4/2011	5,300	2.4207	2.36-2.45
10/5/2011	3,900	2.5013	2.43-2.58
10/6/2011	2,725	2.7755	2.72-2.85

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*The purchases were made pursuant to the Roth Rule 10b5-1 Purchase Plan. These shares were purchased in multiple transactions on the open market. Shudong Xia undertakes to provide the Company or the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within the range set forth herein.